As filed with the Securities and Exchange Commission on March 29, 1996 Registration No. 33-_____________

                SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549
                  ____________________________
                            FORM S-8
                    REGISTRATION STATEMENT
                            UNDER
                  THE SECURITIES ACT OF 1933

            THE FIRST OF LONG ISLAND CORPORATION
	(Exact name of registrant as specified in its charter)

    New York                                11-2672906
    (State or other jurisdic-           (I.R.S. Employer
    tion of incorporation               Identification No.)
	or organization)

                        10 Glen Head Road
                        Glen Head, NY  11545
        (Address of Principal Executive Offices and zip code)
                ____________________________

               THE FIRST OF LONG ISLAND CORPORATION
            STOCK OPTION AND APPRECIATION RIGHTS PLAN
                   (Full title of the Plan)
                ____________________________


        William J. White                    Copy to:
        10 Glen Head Road                   Thomas G. Lovett, IV
        Glen Head, NY  11545                Lindquist & Vennum P.L.L.P.
        (516) 671-4900                      4200 IDS Center
        (Name, address, including zip       Minneapolis, MN  55402
        code and telephone number            (612) 371-3211
        of agent for service)











                CALCULATION OF REGISTRATION FEE

                                        Proposed      Proposed
Title of                                 Maximum      Maximum
Securities           Amount             Offering      Aggregate       Amount of
to be                 to be               Price       Offering        Registration
Registered          Registered          Per Share     Price              Fee

Common Stock,           300 shares      $29.875         $8,962.50         $3.10
$.10 par value      239,700 shares       30.375 (1)  7,280,887.50 (1)  2,510.65

     TOTAL:         240,000 shares                  $7,289,850.00     $2,513.75


(1)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) and based upon the average of the high and low transaction prices of the Company's Common Stock on March 26, 1996, as reported on the Nasdaq SmallCap Market.




  This Form S-8 consists of 11 pages (including exhibits). The index to exhibits is set forth on page 7.

	PART I

  Pursuant to Part I of Form S-8, the information required by Items 1 and 2 of Form S-8 is not filed as a part of this Registration Statement.

	PART II

Item 3.  Incorporation of Documents by Reference.

  The following documents filed with the Securities and Exchange Commission are hereby incorporated by reference:

(a)	The Company's Annual Report on Form 10-K for the fiscal year ended
    December 31, 1995.

(b)	The Company's Proxy Statement dated March 4, 1996.

  All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the completion or termination of this offering of shares of Common Stock shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Authorized Capital Stock

  The Company's Certificate of Incorporation authorizes the issuance of 5,000,000 shares of Common Stock, par value $.10. As permitted by New York law, the Board of Directors of the Company may issue additional shares of stock up to the total amount of Common Stock authorized without obtaining prior approval of the shareholders.

Dividend Rights

  The holders of Company Common Stock are entitled to receive dividends ratably when and as declared by the Company's Board of Directors in its discretion.

Voting Rights

  All voting rights are vested in the holders of Company Common Stock, each share being entitled to one vote for each share on all matters presented to the shareholders, except in the annual election of directors, where votes may be cumulated. The Company's Certificate of Incorporation provides for two classes of directors, with each class to be elected to two year terms expiring in alternate years. This provision in the Certificate of Incorporation may, after adoption of appropriate resolutions by the Board of Directors of the Company, be deleted from the Certificate of Incorporation if the holders of seventy percent of the Company's outstanding shares of Common Stock approve such a proposal.

Pre-emptive Rights

  The Certificate of Incorporation of the Company does not provide the shareholders of the Company with pre-emptive rights.

Anti-takeover Provisions

Summary

  The Certificate of Incorporation of the Company contains several provisions designed to assure continuity of management and to discourage sudden changes in control of the Board of Directors by a party seeking control of the Company. The special provisions consist of the adoption of a classified board of directors, the addition of special shareholder approval requirements for certain business combinations, and the imposition of special shareholder approval requirements for further amendments to the Certificate of Incorporation. Each of these provisions is discussed individually below.

Classification of Board of Directors

  Article VI of the Certificate of Incorporation provides for the division of the Board of Directors into two approximately equal classes, designated Class I and Class II. Each class of directors is elected for a term of two years. As a result, only one class of directors will be elected at each annual meeting of the shareholders of the Company. Any vacancy on the Board shall be filled by a majority vote of the remaining directors of the class in which this vacancy occurs. Directors elected in this manner to fill a vacancy will serve only until the next election of the directors by the shareholders, at which time the shareholders will elect a new director to serve the unexpired portion of the vacated term.

  This provision is designed to assure greater continuity in the management by the Board of Directors by electing each director to a two year term and electing only approximately one-half of the directors each year. This provision would also extend the time required to change control of the Board and would tend to discourage any unauthorized takeover bids for the Company. In addition, because certain business combinations require more than a majority approval of the Board, as described below, it may take consecutive annual meetings for a controlling block of shareholders to obtain complete control of the Board and of management.

  Special Approval Requirements for Business Combinations

  Under New York law, and in the absence of any additional requirements imposed by a corporation's Certificate of Incorporation, mergers, consolidations and most other business combinations may be approved by a simple majority vote of the outstanding shares. Thus, a takeover bidder could acquire a majority of the outstanding common stock through any combination of private purchase, open market purchase or tender offer, and then complete the acquisition by a business combination such as a merger, sale of assets or other transaction. Instead, Article Seventh of the Certificate of Incorporation of the Company requires the approval of the holders of 70% of the Company's outstanding Common Stock.

  Absent special provision, a takeover bidder who has acquired control of the Company would control both sides of the negotiations of a subsequent business combination and would have sufficient votes to approve any such transaction if a shareholder vote is required. As a result, substantial inequities could be forced upon remaining shareholders. A shareholder in this situation may ultimately face being squeezed out of the Company or forced into untimely sale of his stock, in either event most likely at reduced value. Knowing this, a shareholder may decide to accept the initial tender offer which the shareholder may believe to be inadequate, out of concern to avoid being left at a disadvantage in a subsequent business combination.

  The additional requirements of Article Seventh are intended to encourage potential takeover bidders to engage in negotiations with the Company Board of Directors before attempting a takeover or acquiring a 10% interest in the Company, and becoming a "Major Shareholder." If the bidder engages in such negotiations, the Board believes it will have the bargaining power necessary to ensure appropriate terms for any proposed business combination. This bargaining power is a result of the imposition of four alternative requirements, in addition to the requirements of 70% shareholder approval:

(1)	The business combination must be approved by a majority of the Board prior to the Major Shareholder becoming a Major Shareholder; or

(2)	The Major Shareholder must obtain the unanimous prior approval of the Board to become a Major Shareholder and a majority of the directors who held their position before a Major Shareholder existed (the "Continuing
    Directors") must approve the business combination; or

(3) The business combination must be approved by 70% of the Continuing Directors; or

(4)	The business combination must be approved by 70% of the outstanding common stock not held by any Major Shareholder.

  This Article is intended to encourage potential takeover bidders to engage in negotiations with the Board before attempting a takeover of the Company. If the bidder is unwilling to obtain prior Board approval or if the Board refuses to grant approval, the Article is designed to permit directors and other shareholders to retain authority to approve certain transactions. Depending upon how many shares are held by a Major Shareholder, the business combination could require approval of almost 100% of the outstanding shares of the Common Stock. As a result, the Board and management may be able to veto any proposed takeover by refusing to approve the proposed business combination and obtaining sufficient votes to defeat the additional approval requirements.

  Special Meeting of Shareholders

  Article Eighth of the Certificate of Incorporation permits only the President or the Board of Directors of the Company to call a special meeting of shareholders.

  This provision is again designed to encourage potential takeover bidders to engage in negotiations with the Board of Directors before attempting a takeover of the Company. If the potential takeover bidder is unwilling to obtain prior approval of the Board of Directors, or if the Board refuses to grant approval, this provision may extend the time required to effect any change in control through a merger, dissolution, or similar transaction requiring the approval of the shareholders. An increase in the amount of time required to obtain control of the Company without the cooperation of the Board may discourage certain tender offers, or permit additional time for consideration of other proposals or a challenge to the tender offer.

  Amendments

  In the absence of special provisions, New York law would permit the amendment of the Certificate of Incorporation of the Company upon the approval of a simple majority of the outstanding Common Stock. Thus the special protective provisions discussed above could be lost or circumvented by the actions of a smaller number of shareholders than would be required to approve an action or transaction in each category.

  Instead, the Certificate of Incorporation adopts the same shareholder approval requirement for amendments as that required for business combinations. The general provision of Article Ninth of the Certificate of Incorporation and the special provisions of Section 6 of Article Sixth and Part F of Article Seventh require the affirmative vote of the holders of 70% of the outstanding Common Stock in order to give effect to an amendment to the Certificate of Incorporation. In addition, all amendments to the Certificate of Incorporation other than to Article Sixth (Board of Directors) require the prior approval of the Board of Directors, and amendments to Article Seventh (Business Combinations) require the approval by at least 70% of the outstanding Common Stock then officially owned by shareholders other than any Major Shareholder.

  New York corporation law requires that the face or back of the Company stock certificates contain explicit notice of the existence of the provision of the Certificate of Incorporation requiring that certain transactions be approved by more than a majority of the shareholders.

  Liquidation Rights

  In the event of liquidation, the shareholders of the Company are entitled to receive pro rata any assets distributable to shareholders.


Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

  Under the provisions of the Company's bylaws, any person who at any time shall serve as a director, officer or employee of the Company shall be indemnified in accordance and to the full extent permitted by New York law. Under the New York Business Corporation law, a corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding, whether civil or criminal which any director or officer of the corporation served in any capacity at the request of the corporation if such officer or director acted in good faith for a person which he reasonably believed to be in the best interest of the corporation and, in criminal actions or proceedings, in addition had no reasonable cause to believe that his conduct was unlawful.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

    Exhibit                                                       Page

    4.      1996 Stock Option and Appreciation Rights Plan(1)

    5.      Opinion of Lindquist & Vennum P.L.L.P.                 10

   23.1     Consent of Lindquist & Vennum P.L.L.P. (included in
             Exhibit 5)

   23.2     Consent of Arthur Andersen LLP                         11

   24.      Power of Attorney
             - included on signature page                           9

_________________

(1)	Incorporated by reference from Exhibit 10 (b) to the Annual Report on
    Form 10-K for the fiscal year ended December 31, 1995.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement, (or the most recent post-effective amendment thereof) which, individually or in aggregate, represents a fundamental change in information set forth in the registration statement;

  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person connected with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Oyster Bay and the State of New York on the 26th day of March, 1996.

                                THE FIRST OF LONG ISLAND CORPORATION


                                By /s/ WILLIAM J. WHITE
                                William J. White, Vice President and Treasurer (Principal Financial and Accounting Officer)

                        POWER OF ATTORNEY

  The undersigned officers and directors of The First of Long Island Corporation hereby constitute and appoint J. William Johnson and William J. White, or either of them, with power to act one without the other, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for us and in our stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

        Signature                       Title                   Date

/S/ J. WILLIAM JOHNSON        Chairman, President and Chief
                                Executive Officer               March 26, 1996
    J. William Johnson        (Principal Executive Officer)

/S/ WILLIAM J. WHITE          Vice President and Treasurer      March 26, 1996
                                (Principal Financial and
    William J. White             Accounting Officer)

/S/ PAUL T. CANARICK          Director                          March 26, 1996
    Paul T. Canarick

/S/ WILLIAM J. CATACOSINOS     Director                         March 26, 1996
    William J. Catacosinos

/S/ BEVERLY ANN GEHLMEYER      Director                         March 26, 1996
    Beverly Ann Gehlmeyer

/S/HOWARD THOMAS HOGAN, JR.    Director                         March 26, 1996
   Howard Thomas Hogan, Jr.

/S/ J. DOUGLAS MAXWELL, JR.    Director                         March 26, 1996
    J. Douglas Maxwell, Jr.

/S/ JOHN R. MILLER, III        Director                         March 26, 1996
    John R. Miller, III